F.N.B. Corporation Reports Fourth Quarter and Full Year 2024 Earnings
Strong Tangible Book Value per Share (non-GAAP) Growth of 11%
and Record Tangible Common Equity Ratio (non-GAAP) of 8.2%

PITTSBURGH, PA – January 22, 2025 – F.N.B. Corporation (NYSE: FNB) reported earnings for the fourth quarter of 2024 with net income available to common stockholders of $109.9 million, or $0.30 per diluted common share. Comparatively, fourth quarter of 2023 net income available to common stockholders totaled $48.7 million, or $0.13 per diluted common share, and third quarter of 2024 net income available to common stockholders totaled $110.1 million, or $0.30 per diluted common share.

On an operating basis, fourth quarter of 2024 earnings per diluted common share (non-GAAP) was $0.38, excluding $0.08 per share of significant items impacting earnings. By comparison, the fourth quarter of 2023 was $0.38 per diluted common share (non-GAAP) on an operating basis, excluding $0.25 per diluted common share of significant items impacting earnings, and the third quarter of 2024 was $0.34 per diluted common share (non-GAAP) on an operating basis, excluding $0.04 per diluted common share of significant items impacting earnings.

For the full year of 2024, net income available to common stockholders was $459.3 million, or $1.27 per diluted common share. Comparatively, full-year 2023 net income available to common stockholders totaled $476.8 million, or $1.31 per diluted common share. On an operating basis, full-year 2024 earnings per diluted common share (non-GAAP) was $1.39, excluding $0.12 per diluted common share (non-GAAP) of significant items impacting earnings. Operating earnings per diluted common share (non-GAAP) for the full year of 2023 was $1.57, excluding $0.26 per diluted common share of significant items impacting earnings.

“Fourth quarter operating earnings per diluted common share (non-GAAP) totaled $0.38, finishing out a solid year with full-year operating earnings per diluted common share (non-GAAP) of $1.39. FNB further strengthened its liquidity and capital position, improving the loan-to-deposit ratio over 500 basis points from the peak in 2024 through strong deposit originations and achieving higher capital ratios with a record CET1 ratio of 10.6%. Tangible book value per share (non-GAAP) grew 11% year-over-year, to a record $10.49 and operating return on average tangible common equity (non-GAAP) equaled 14.5% for the full year,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “FNB benefited from its geographic footprint, investments in technology, strong balance sheet and high caliber front-line bankers to generate year-over-year loan growth of 5.0% and robust deposit growth of 6.9%. We also achieved record full-year operating non-interest income (non-GAAP) of $350 million, demonstrating the impact of our diversified business model and robust suite of products and services. Our credit metrics ended the year at solid levels in a changing economic environment with total delinquencies at 0.83% and net charge-offs at 0.19% for the full year. These results highlight the many significant milestones and records FNB achieved to drive shareholder value in 2024. We will continue to build on our momentum in 2025 with our expectation for strong revenue growth and a return to positive operating leverage."

Fourth Quarter 2024 Highlights
(All comparisons refer to the fourth quarter of 2023, except as noted)
•Period-end total loans and leases increased $1.6 billion, or 5.0%. Consumer loans increased $949.0 million, or 8.0%, even with a $431 million indirect auto loan sale that closed in September 2024, and commercial loans and leases increased $667.2 million, or 3.3%. FNB’s loan growth was driven by the continued success of our strategy to grow high-quality loans and deepen customer relationships across our diverse geographic footprint.
•On a linked-quarter basis, period-end total loans and leases increased $221.0 million, or 0.7%, with an increase in consumer loans of $239.8 million, partially offset by a slight decrease in commercial loans and leases of $18.2 million.
•Period-end total deposits increased $2.4 billion, or 6.9%, driven by an increase of $1.9 billion in interest-bearing demand deposits and $1.3 billion in shorter-term time deposits, offsetting the decline of $461.3 million in non-interest-bearing demand deposits and $286.7 million in savings deposits, as customers continued to opt for higher-yielding deposit products.
•On a linked-quarter basis, period-end total deposits increased $336.2 million, or 0.9%, with increases in interest-bearing demand deposits of $669.1 million more than offsetting the decline in shorter-term time deposits of $170.7 million, non-interest-bearing demand deposits of $109.4 million and savings deposits of $52.8 million. The ratio of non-interest-bearing demand deposits to total deposits was 26% at December 31, 2024, compared to 27% at the prior quarter end, reflecting the strong interest-bearing deposit growth and stable non-interest-bearing demand deposit balances.
•The loan-to-deposit ratio was 91% at December 31, 2024, compared to 92% at September 30, 2024, and 93% at December 31, 2023.
•In the fourth quarter of 2024, the Company recognized renewable energy investment tax credits of $28.4 million as a benefit to income taxes from a solar project financing transaction. A related non-credit valuation impairment of $10.4 million (pre-tax) was recognized on the financing receivable in other non-interest expense.
•In November 2024, the Company completed the sale of $231 million in available-for-sale (AFS) investment securities yielding 1.41% as part of a balance sheet restructuring. The sale resulted in a realized loss (pre-tax) of $34.0 million in the fourth quarter of 2024. We reinvested proceeds from the sale into investment securities yielding 4.78% with a similar duration and convexity profile.
•In December 2024, the Company issued $500 million aggregate principal amount of fixed rate / floating rate senior notes maturing in December 2030. The senior notes bear interest at 5.722% per annum until December 11, 2029. Starting on December 11, 2029, the senior notes will bear interest at a floating rate per annum equal to compounded SOFR plus 1.93%. The new debt will be used for general corporate purposes and serve as a replacement for $450 million of senior and subordinated note maturities occurring in 2025.
•Net interest income totaled $322.2 million, a slight decrease of $1.1 million, or 0.3%, from the prior quarter, primarily due to lower earning asset yields driven by the Federal Open Market Committee (FOMC) rate cuts in the third and fourth quarters of 2024. During the fourth quarter of 2024, the FOMC lowered the target federal funds rate by a total of 50 basis points, bringing the year-to-date decrease to 100 basis points.
•Net interest margin (FTE) (non-GAAP) equaled 3.04%, a 4 basis point decline from the prior quarter, reflecting a 17 basis point decline in the total yield on earning assets (non-GAAP) and a 14 basis point decline in the total cost of funds.
•Non-interest income of $50.9 million included a $34.0 million realized loss (pre-tax) on the previously mentioned securities restructuring. The realized loss represents the fourth quarter 2024 significant item impacting earnings. Operating non-interest income (non-GAAP) totaled $84.9 million.
•Provision for credit losses was $22.3 million, a decrease of $1.2 million from the prior quarter with net charge-offs of $20.6 million down slightly compared to $21.5 million in the prior quarter. The ratio of non-performing loans and other real estate owned (OREO) to total loans and leases and OREO increased 9 basis points from the prior quarter to 0.48%, and total delinquency increased 4 basis points from the prior quarter to 0.83%. Overall, asset quality metrics continue to remain at solid levels.

•The CET1 regulatory capital ratio was 10.6% (estimated), compared to 10.0% at December 31, 2023, and 10.4% at September 30, 2024. Tangible book value per common share (non-GAAP) of $10.49 increased $1.02, or 10.8%, compared to December 31, 2023, and $0.16, or 1.5%, compared to September 30, 2024. Accumulated other comprehensive income/loss (AOCI) reduced the tangible book value per common share (non-GAAP) by $0.47 as of December 31, 2024, primarily due to the impact of quarter-end interest rates on the fair value of AFS securities, compared to a reduction of $0.65 as of December 31, 2023, and $0.43 as of September 30, 2024. Tangible common equity to tangible asset ratio (non-GAAP) totaled 8.2%, compared to 7.8% at December 31, 2023, and 8.2% at September 30, 2024.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	4Q24	3Q24	4Q23
Reported results
Net income available to common stockholders (millions)	$109.9	$110.1	$48.7
Net income per diluted common share	0.30	0.30	0.13
Book value per common share	17.52	17.38	16.56
Pre-provision net revenue (non-GAAP) (millions)	124.9	163.6	71.5
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$136.7	$122.2	$138.7
Operating net income per diluted common share	0.38	0.34	0.38
Operating pre-provision net revenue (millions)	169.3	178.8	185.5
Average diluted common shares outstanding (thousands)	362,798	362,426	362,285
Significant items impacting earnings(a) (millions)
Pre-tax FDIC special assessment	$—	$—	$(29.9)
After-tax impact of FDIC special assessment	—	—	(23.7)
Pre-tax realized loss on investment securities restructuring	(34.0)	—	(67.4)
After-tax realized loss on investment securities restructuring	(26.8)	—	(53.2)
Pre-tax software impairment	—	(3.7)	—
After-tax impact of software impairment	—	(2.9)	—
Pre-tax loss related to indirect auto loan sale	—	(11.6)	(16.7)
After-tax impact of loss related to indirect auto loan sale	—	(9.1)	(13.2)
Total significant items pre-tax	$(34.0)	$(15.3)	$(114.0)
Total significant items after-tax	$(26.8)	$(12.0)	$(90.1)

Capital measures
Common equity tier 1 (b)	10.6%	10.4%	10.0%
Tangible common equity to tangible assets (non-GAAP)	8.18	8.17	7.79
Tangible book value per common share (non-GAAP)	$10.49	$10.33	$9.47

(a) Favorable (unfavorable) impact on earnings.
(b) Estimated for 4Q24.

Fourth Quarter 2024 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the fourth quarter of 2023, except as noted)

Net interest income totaled $322.2 million, a slight decrease of $1.8 million, or 0.6%, reflecting higher deposit costs resulting from balance growth in higher yielding deposit products, partially offset by growth in earning assets and higher yields on investment securities.

The net interest margin (FTE) (non-GAAP) decreased 17 basis points to 3.04%. The yield on earning assets (non-GAAP) increased 9 basis points to 5.34% driven by a 65 basis point increase in yields on investment securities to 3.52%, which benefited from balance sheet restructuring actions in the fourth quarter of 2023 and the fourth quarter of 2024, offsetting a 3 basis point decline in yields on loans to 5.79%. Total cost of funds increased 28 basis points to 2.42% with a 35 basis point increase in interest-bearing deposit costs to 3.00% and an increase of 21 basis points in total borrowing costs.

Average loans and leases totaled $33.8 billion, an increase of $1.6 billion, or 4.8%, including growth of $946.0 million in commercial loans and leases and $616.9 million in consumer loans. Commercial real estate increased $793.9 million, or 6.6%, commercial leases increased $74.8 million, or 11.6%, and commercial and industrial loans increased $73.4 million, or 1.0%. The increase in average commercial loans and leases was driven by activity across the footprint, including the Cleveland, Harrisburg and eastern North Carolina markets. The increase in commercial real estate included fundings on previously originated construction projects. The increase in average consumer loans included a $1.4 billion increase in residential mortgages largely due to the continued successful execution in key markets by our expanded mortgage banker team and long-standing strategy of serving the purchase market. Average indirect auto loans decreased $748.2 million, reflecting sales of $332 million and $431 million of such loans that closed in the first and third quarters of 2024, respectively, partially offset by new organic growth in the portfolio.

Average deposits totaled $37.0 billion, an increase of $2.5 billion, or 7.4%, from the prior-year quarter. The growth in average time deposits of $1.7 billion and average interest-bearing demand deposits of $1.7 billion more than offset the decline in average non-interest-bearing demand deposits of $560.8 million and average savings deposits of $324.6 million as customers continued to migrate balances into higher-yielding products. The funding mix has slightly shifted compared to the year-ago quarter with non-interest-bearing demand deposits comprising 26% of total deposits at December 31, 2024, compared to 29% a year ago. The loan-to-deposit ratio was 91% at December 31, 2024, compared to 93% at December 31, 2023.

Non-interest income totaled $50.9 million, compared to $13.1 million in the fourth quarter of 2023. When adjusting for significant items of $34.0 million1 in the fourth quarter of 2024 and $67.4 million2 in the fourth quarter of 2023, operating non-interest income (non-GAAP) increased 5.6% to $84.9 million. Service charges increased $3.2 million, or 16.2%, primarily due to strong Treasury Management activity and higher consumer transaction volumes. Wealth Management revenues increased $1.1 million, or 6.1%, as trust income and securities commissions and fees increased 7.8% and 3.6%, respectively, through continued strong contributions across the geographic footprint.

Non-interest expense totaled $248.2 million, decreasing $17.4 million, or 6.5%. When adjusting for $46.6 million3 of significant items in the fourth quarter of 2023, operating non-interest expense (non-GAAP) increased $29.3 million, or 13.4%. Salaries and employee benefits increased $13.9 million, or 12.1%, primarily from elevated employer-paid healthcare costs and normal annual merit increases, as well as strategic hiring associated with our efforts to grow market share and continued investments in our risk management infrastructure, partially offset by lower production and performance-related variable compensation. In the fourth quarter of 2024, the Company also recognized a financing receivable non-credit impairment of $10.4 million (pre-tax) from a renewable energy investment tax credit transaction. The related renewable energy investment tax credits were recognized during the quarter as a benefit to income ta
1 Fourth quarter 2024 non-interest income significant items impacting earnings included a $34.0 million (pre-tax) realized loss on the sale of investment securities.
2 Fourth quarter 2023 non-interest income significant items impacting earnings included a $67.4 million (pre-tax) realized loss on the sale of investment securities.
3 Fourth quarter 2023 non-interest expense significant items impacting earnings included a $29.9 million (pre-tax) FDIC special assessment and a $16.7 million (pre-tax) valuation allowance on auto loans held-for-sale.

xes. Outside services increased $2.5 million, or 10.8%, due to higher volume-related technology and third-party costs associated with ongoing investments in our enterprise risk management framework.

The ratio of non-performing loans and OREO to total loans and OREO increased 14 basis points to 0.48%. Total delinquency increased 13 basis points to 0.83%, compared to 0.70% at December 31, 2023. Overall, asset quality metrics continue to remain at solid levels.

The provision for credit losses was $22.3 million, compared to $13.2 million in the fourth quarter of 2023. The fourth quarter of 2024 reflected net charge-offs of $20.6 million, or 0.24% annualized of total average loans, compared to $8.2 million, or 0.10% annualized. The allowance for credit losses (ACL) was $422.8 million, an increase of $17.2 million, with the ratio of the ACL to total loans and leases stable at 1.25%.

The effective tax rate was (7.0)%, compared to 13.1% in the fourth quarter of 2023, reflecting the impact of the previously mentioned significant items impacting earnings as well as renewable energy investment tax credits recognized as part of solar project financing transactions.

The CET1 regulatory capital ratio was 10.6% (estimated) at December 31, 2024, and 10.0% at December 31, 2023. Tangible book value per common share (non-GAAP) was $10.49 at December 31, 2024, an increase of $1.02, or 10.8%, from $9.47 at December 31, 2023. AOCI reduced the current quarter tangible book value per common share (non-GAAP) by $0.47, compared to a reduction of $0.65 at the end of the year-ago quarter.

Fourth Quarter 2024 Results – Comparison to Prior Quarter
(All comparisons refer to the third quarter of 2024, except as noted)

Net interest income totaled $322.2 million, a slight decrease of $1.1 million, or 0.3%, from the prior quarter total of $323.3 million, reflecting lower earning asset yields, partially offset by the lower cost of interest-bearing deposits and the favorable mix-shift in interest-bearing liabilities. The total yield on earning assets (non-GAAP) decreased 17 basis points to 5.34% reflecting the impact of the FOMC interest rate cuts on loan yields offset by higher yields on investment security purchases as a result of monthly cash flows and the securities restructuring that occurred in the fourth quarter. The total cost of funds decreased 14 basis points to 2.42%, as the cost of interest-bearing deposits decreased 8 basis points to 3.00% and long-term borrowing costs decreased 20 basis points to 5.04%, inclusive of the December 2024 offering of $500 million aggregate principal amount of senior notes due in 2030. Period-end total borrowings were $4.3 billion, an increase of $191.0 million, or 4.7%, from the prior quarter, reflecting the senior note offering, partially offset by payoffs funded by deposit growth. The resulting net interest margin (FTE) (non-GAAP) decreased 4 basis points to 3.04%. Our total cumulative spot deposit beta since the FOMC interest rate cuts began in September 2024 equaled 16% at December 31, 2024.

Average loans and leases totaled $33.8 billion, an increase of $27.7 million, or 0.1%, as average commercial loans and leases increased $16.2 million, or 0.1%, and average consumer loans increased $11.5 million, or 0.1%. The increase in average commercial loans and leases included growth of $29.0 million, or 4.2%, in commercial leases. For consumer lending, average residential mortgages increased $271.2 million, offsetting the average indirect auto loans decrease of $280.5 million from the sale of $431 million that closed in September of 2024.

Average deposits totaled $37.0 billion, increasing $1.4 billion, or 3.8%, due to organic growth in new and existing customer relationships through our successful deposit initiatives. Increases in average interest-bearing-demand deposits of $1.2 billion and average time deposits of $293.6 million were partially offset by declines in average savings balances of $74.8 million, resulting from customers' preferences for higher-yielding deposit products. Average non-interest-bearing deposit balances were stable at $9.9 billion. The mix of non-interest-bearing demand deposits to total deposits was 26% at December 31,

2024, a slight decline from 27% at September 30, 2024, driven by the strong growth in interest-bearing deposit balances. The loan-to-deposit ratio was 91% at December 31, 2024, compared to 92% at September 30, 2024.

Non-interest income totaled $50.9 million, a decrease of $38.8 million, or 43.2%, from the prior quarter. When adjusting for a $34.0 million4 significant item in the fourth quarter of 2024, operating non-interest income (non-GAAP) totaled $84.9 million, a 5.3% decrease from the record level in the prior quarter. Mortgage banking operations income increased $1.4 million, or 25.8%. Included in mortgage banking operations income was a $2.7 million mortgage servicing rights (MSR) net valuation recovery in the fourth quarter, compared to a $2.8 million net MSR impairment in the third quarter, offset by lower gain-on-sale margins given the sharp increase in mortgage rates during the fourth quarter. Capital markets income totaled $6.6 million, an increase of $0.4 million, or 6.1%, led by broad-based contributions from syndications, debt capital markets, customer swap activity and international banking. Bank-owned life insurance decreased $3.0 million, due to elevated life insurance claims in the prior quarter. Federal Home Loan Bank (FHLB) borrowings declined and the FHLB dividend rate was reduced resulting in a $1.2 million, or 17.7%, decrease in dividends on non-marketable equity securities.

Non-interest expense totaled $248.2 million, compared to $249.4 million in the prior quarter. When adjusting for significant items of $15.3 million5 in the third quarter of 2024, non-interest expense increased $14.0 million, or 6.0%, on an operating basis (non-GAAP). Salaries and employee benefits increased $1.9 million, primarily due to elevated employer-paid healthcare costs, partially offset by lower production and performance-related variable compensation. In the fourth quarter of 2024, the Company also recognized a financing receivable non-credit impairment of $10.4 million (pre-tax) from a renewable energy investment tax credit transaction. The related renewable energy investment tax credits were recognized during the quarter as a benefit to income taxes. Outside services increased $1.3 million, or 5.2%, largely due to higher volume-related technology and third-party costs associated with ongoing investments in the enterprise risk management framework. Bank shares and franchise tax expense decreased $2.3 million, or 59.1%, from charitable contributions that qualified for Pennsylvania bank shares tax credits. The efficiency ratio (non-GAAP) totaled 56.9%, compared to 55.2% for the prior quarter.

The ratio of non-performing loans and OREO to total loans and OREO increased 9 basis points to 0.48%, and delinquency increased 4 basis points to 0.83%. Overall, asset quality metrics continue to remain at solid levels. The provision for credit losses was $22.3 million, compared to $23.4 million. The fourth quarter of 2024 reflected net charge-offs of $20.6 million, or 0.24% annualized of total average loans, compared to $21.5 million, or 0.25% annualized. The ACL was $422.8 million, an increase of $2.6 million, with the ratio of the ACL to total loans and leases stable at 1.25%.

The effective tax rate was (7.0)%, compared to 21.4%, with the current quarter rate favorably impacted by renewable energy investment tax credits recognized as part of a solar project financing transaction.

The CET1 regulatory capital ratio was 10.6% (estimated), compared to 10.4% at September 30, 2024. Tangible book value per common share (non-GAAP) was $10.49 at December 31, 2024, an increase of $0.16 per share. AOCI reduced the current quarter-end tangible book value per common share (non-GAAP) by $0.47, compared to a reduction of $0.43 at the end of the prior quarter.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders,
4 Fourth quarter 2024 non-interest income significant items impacting earnings included a $34.0 million (pre-tax) realized loss on the sale of investment securities.
5 Third quarter 2024 non-interest expense significant items impacting earnings included an $11.6 million (pre-tax) loss related to indirect auto loan sale and a $3.7 million (pre-tax) software impairment.

operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible common equity to tangible assets, pre-provision net revenue (reported), operating pre-provision net revenue, operating non-interest income, operating non-interest expense, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes items such as merger expenses, FDIC special assessment, realized loss on investment securities restructuring, software impairment, loss related to indirect auto loan sales, preferred dividend at redemption and branch consolidation costs are not organic to running our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for 2024 and 2023 were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions, and the negative thereof, but these terms are not the exclusive means of identifying such statements.

FNB’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, regulatory, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) supervision, regulation, enforcement and other actions by several governmental agencies, including the Federal Reserve Board, Federal Deposit Insurance Corporation, Financial Stability Oversight Council, U.S. Department of Justice (DOJ), Consumer Financial Protection Bureau, U.S. Treasury Department, Office of the Comptroller of

the Currency and Department of Housing and Urban Development, state attorney generals and other governmental agencies, whose actions may affect, among other things, our consumer and mortgage lending and deposit practices, capital structure, investment practices, dividend policy, annual FDIC insurance premium assessment, growth opportunities, money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economy in general and regional and local economies within our market area; (iv) inflation concerns; (v) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and (vi) the sociopolitical environment in the United States.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, loans, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and significant adverse industry and economic events can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by difficult to predict uncertainties, such as widespread natural and other disasters, wars, pandemics, global events and geopolitical instability, including the Ukraine-Russia conflict and the potential for broader conflict in the Middle East, shortages of labor, supply chain disruptions and shipping delays, terrorist activities, system failures, security breaches, significant political events, cyber-attacks, international hostilities or other extraordinary events which are beyond FNB's control and may significantly impact the U.S. or global economy and financial markets generally, or us or our counterparties, customers or third-party vendors specifically.
•Our ability to take certain capital actions, including returning capital to shareholders, is subject to us meeting or exceeding minimum capital levels. Our regulatory capital ratios in the future will depend upon, among other things, our financial performance, the scope and terms of capital regulations then in effect and management actions affecting the composition of our balance sheet.
•Historically we have grown our business in part through acquisitions, new strategic and business initiatives and new products. Potential risks and uncertainties include those presented by the nature of the business acquired, the strategic or business initiative or the new product, including in some cases those associated with our entry into new business lines or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, increased scrutiny associated with the regulatory approval process, other regulatory issues stemming from such acquisitions or new initiatives or product lines, the integration of the acquired businesses into us after closing or any failure to execute strategic, risk management or operational plans.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain talent. These developments could include:
◦Policies and priorities of the incoming U.S. presidential administration, including new legislative and regulatory reforms, more aggressive approaches to supervisory or enforcement priorities with consumer and anti-discrimination lending laws by the federal banking regulatory agencies and the DOJ, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Ability to continue to attract, develop and retain key talent.
◦Changes to laws and regulations, including changes affecting the oversight of the financial services industry along with changes in enforcement and interpretation of such laws and regulations, and changes to accounting standards governing bank capital requirements, loan loss reserves and liquidity standards.
◦Changes in governmental monetary and fiscal policies, including interest rate policies and strategies of the Federal Open Market Committee.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or inquiries. These matters may result in monetary judgments or settlements, enforcement actions or other remedies, including fines, penalties, restitution or alterations in our business practices, including financial and other types of commitments, and in additional expenses and collateral costs, and may cause reputational harm to us.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦Business and operating results that are affected by our ability to effectively identify and manage risks inherent in our businesses, including, where appropriate, through effective use of policies, processes, systems and controls, third-party insurance, derivatives, and capital and liquidity management techniques.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the impact on the allowance for credit losses due to changes in forecasted macroeconomic conditions as a result of applying the “current expected credit loss” accounting standard, or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
◦Increased funding costs and market volatility due to market illiquidity and competition for funding.

FNB cautions that the risks identified here are not exhaustive of the types of risks that may adversely impact FNB and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A. Risk Factors and the Risk Management sections of our 2023 Annual Report on Form 10-K (including the MD&A section), our subsequent 2024 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2024 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

You should treat forward-looking statements as speaking only as of the date they are made and based only on information then actually known to FNB. FNB does not undertake, and specifically disclaims any obligation to update or revise any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the fourth quarter of 2024 before the market open on Wednesday, January 22, 2025. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results the same day at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at: https://dpregister.com/sreg/10195482/fe304f8b50. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the “About Us” tab of the Corporation’s website at www.fnbcorporation.com and clicking on “Investor Relations” then “Investor Conference Calls.” Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Wednesday, January 29, 2025. The replay can be accessed by dialing 877-344-7529 (for domestic callers) or 412-317-0088 (for international callers); the conference replay access code is 6756180. Following the call, a link to the webcast and the related presentation materials will be posted to the “Investor Relations” section of F.N.B. Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of nearly $49 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Lisa Hajdu, 412-385-4773
hajdul@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				4Q24	4Q24	For the Twelve Months Ended December 31,		%
	4Q24	3Q24	4Q23	3Q24	4Q23	2024	2023	Var.
Interest Income
Loans and leases, including fees	$494,185	$515,948	$475,487	(4.2)	3.9	$1,985,411	$1,753,816	13.2
Securities:
Taxable	53,328	48,541	40,744	9.9	30.9	195,719	149,311	31.1
Tax-exempt	6,947	7,007	7,115	(0.9)	(2.4)	28,126	28,664	(1.9)
Other	14,233	11,276	8,241	26.2	72.7	42,894	40,860	5.0
Total Interest Income	568,693	582,772	531,587	(2.4)	7.0	2,252,150	1,972,651	14.2
Interest Expense
Deposits	204,575	199,036	160,034	2.8	27.8	753,969	494,932	52.3
Short-term borrowings	8,583	29,934	22,891	(71.3)	(62.5)	99,055	77,883	27.2
Long-term borrowings	33,319	30,473	24,637	9.3	35.2	118,683	83,332	42.4
Total Interest Expense	246,477	259,443	207,562	(5.0)	18.7	971,707	656,147	48.1
Net Interest Income	322,216	323,329	324,025	(0.3)	(0.6)	1,280,443	1,316,504	(2.7)
Provision for credit losses	22,259	23,438	13,243	(5.0)	68.1	79,776	71,754	11.2
Net Interest Income After Provision for Credit Losses	299,957	299,891	310,782	—	(3.5)	1,200,667	1,244,750	(3.5)
Non-Interest Income
Service charges	23,071	24,024	19,849	(4.0)	16.2	90,996	81,892	11.1
Interchange and card transaction fees	12,912	12,922	13,333	(0.1)	(3.2)	51,539	52,752	(2.3)
Trust services	11,557	11,120	10,723	3.9	7.8	45,576	42,490	7.3
Insurance commissions and fees	4,527	5,118	4,274	(11.5)	5.9	22,370	23,104	(3.2)
Securities commissions and fees	6,994	7,876	6,754	(11.2)	3.6	31,005	27,734	11.8
Capital markets income	6,571	6,194	7,349	6.1	(10.6)	24,239	27,103	(10.6)
Mortgage banking operations	6,970	5,540	7,016	25.8	(0.7)	27,380	20,692	32.3
Dividends on non-marketable equity securities	5,398	6,560	5,908	(17.7)	(8.6)	25,046	21,262	17.8
Bank owned life insurance	3,509	6,470	2,929	(45.8)	19.8	16,741	11,945	40.2
Net securities gains (losses)	(33,980)	(28)	(67,354)	—	—	(34,011)	(67,432)	—
Other	3,394	3,892	2,302	(12.8)	47.4	15,514	12,790	21.3
Total Non-Interest Income	50,923	89,688	13,083	(43.2)	289.2	316,395	254,332	24.4
Non-Interest Expense
Salaries and employee benefits	127,992	126,066	114,133	1.5	12.1	504,101	461,677	9.2
Net occupancy	18,446	22,384	18,502	(17.6)	(0.3)	79,057	70,802	11.7
Equipment	26,031	23,469	24,069	10.9	8.2	97,607	90,818	7.5
Outside services	25,660	24,383	23,152	5.2	10.8	96,173	83,885	14.6
Marketing	5,424	6,023	4,253	(9.9)	27.5	20,884	17,316	20.6
FDIC insurance	8,780	10,064	37,713	(12.8)	(76.7)	41,460	60,815	(31.8)
Bank shares and franchise taxes	1,609	3,931	1,584	(59.1)	1.6	13,596	13,609	(0.1)
Other	34,258	33,111	42,160	3.5	(18.7)	108,461	116,514	(6.9)
Total Non-Interest Expense	248,200	249,431	265,566	(0.5)	(6.5)	961,339	915,436	5.0
Income Before Income Taxes	102,680	140,148	58,299	(26.7)	76.1	555,723	583,646	(4.8)
Income tax expense (benefit)	(7,181)	30,045	7,626	(123.9)	(194.2)	90,391	98,795	(8.5)
Net Income	109,861	110,103	50,673	(0.2)	116.8	465,332	484,851	(4.0)
Preferred stock dividends	—	—	2,011	—	(100.0)	6,005	8,041	(25.3)
Net Income Available to Common Stockholders	$109,861	$110,103	$48,662	(0.2)	125.8	$459,327	$476,810	(3.7)
Earnings per Common Share
Basic	$0.30	$0.30	$0.13	—	130.8	$1.27	$1.32	(3.8)
Diluted	0.30	0.30	0.13	—	130.8	1.27	1.31	(3.1)
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.48	0.48	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)				% Variance
				4Q24	4Q24
	4Q24	3Q24	4Q23	3Q24	4Q23
Assets
Cash and due from banks	$416	$596	$447	(30.2)	(6.9)
Interest-bearing deposits with banks	2,003	1,482	1,129	35.2	77.4
Cash and Cash Equivalents	2,419	2,078	1,576	16.4	53.5
Securities available for sale	3,466	3,494	3,254	(0.8)	6.5
Securities held to maturity	3,979	3,820	3,911	4.2	1.7
Loans held for sale	218	193	488	13.0	(55.3)
Loans and leases, net of unearned income	33,939	33,717	32,323	0.7	5.0
Allowance for credit losses on loans and leases	(423)	(420)	(406)	0.7	4.2
Net Loans and Leases	33,516	33,297	31,917	0.7	5.0
Premises and equipment, net	536	505	461	6.1	16.3
Goodwill	2,478	2,478	2,477	—	—
Core deposit and other intangible assets, net	51	56	69	(8.9)	(26.1)
Bank owned life insurance	660	657	660	0.5	—
Other assets	1,302	1,398	1,345	(6.9)	(3.2)
Total Assets	$48,625	$47,976	$46,158	1.4	5.3
Liabilities
Deposits:
Non-interest-bearing demand	$9,761	$9,870	$10,222	(1.1)	(4.5)
Interest-bearing demand	16,668	15,999	14,809	4.2	12.6
Savings	3,178	3,231	3,465	(1.6)	(8.3)
Certificates and other time deposits	7,500	7,671	6,215	(2.2)	20.7
Total Deposits	37,107	36,771	34,711	0.9	6.9
Short-term borrowings	1,256	1,562	2,506	(19.6)	(49.9)
Long-term borrowings	3,012	2,515	1,971	19.8	52.8
Other liabilities	948	879	920	7.8	3.0
Total Liabilities	42,323	41,727	40,108	1.4	5.5
Stockholders' Equity
Preferred stock	—	—	107	—	(100.0)
Common stock	4	4	4	—	—
Additional paid-in capital	4,695	4,693	4,692	—	0.1
Retained earnings	1,952	1,886	1,669	3.5	17.0
Accumulated other comprehensive loss	(169)	(154)	(235)	9.7	(28.1)
Treasury stock	(180)	(180)	(187)	—	(3.7)
Total Stockholders' Equity	6,302	6,249	6,050	0.8	4.2
Total Liabilities and Stockholders' Equity	$48,625	$47,976	$46,158	1.4	5.3

F.N.B. CORPORATION AND SUBSIDIARIES	4Q24			3Q24			4Q23
(Dollars in thousands)		Interest			Interest			Interest
(Unaudited)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,317,585	$14,233	4.30%	$1,003,513	$11,276	4.47%	$934,393	$8,241	3.50%
Taxable investment securities (1)	6,301,185	53,109	3.37	6,177,736	48,317	3.13	6,052,983	40,514	2.67
Tax-exempt investment securities (1) (2)	1,014,032	8,754	3.45	1,023,050	8,816	3.45	1,043,249	9,003	3.45
Loans held for sale	203,698	3,935	7.73	300,326	5,729	7.61	199,352	3,642	7.29
Loans and leases (2) (3)	33,830,406	491,593	5.79	33,802,701	511,564	6.03	32,267,565	473,068	5.82
Total Interest Earning Assets (2)	42,666,906	571,624	5.34	42,307,326	585,702	5.51	40,497,542	534,468	5.25
Cash and due from banks	388,162			414,536			425,821
Allowance for credit losses	(424,945)			(427,826)			(405,309)
Premises and equipment	518,965			501,588			463,092
Other assets	4,519,733			4,620,414			4,502,890
Total Assets	$47,668,821			$47,416,038			$45,484,036
Liabilities
Deposits:
Interest-bearing demand	$16,371,434	115,144	2.80	$15,215,815	108,762	2.84	$14,671,311	91,922	2.49
Savings	3,206,976	9,385	1.16	3,281,732	10,406	1.26	3,531,590	10,506	1.18
Certificates and other time	7,528,061	80,046	4.23	7,234,412	79,868	4.39	5,799,348	57,606	3.94
Total interest-bearing deposits	27,106,471	204,575	3.00	25,731,959	199,036	3.08	24,002,249	160,034	2.65
Short-term borrowings	853,403	8,583	3.96	2,345,960	29,934	5.06	2,147,665	22,891	4.22
Long-term borrowings	2,628,444	33,319	5.04	2,314,914	30,473	5.24	1,969,568	24,637	4.96
Total Interest-Bearing Liabilities	30,588,318	246,477	3.20	30,392,833	259,443	3.39	28,119,482	207,562	2.93
Non-interest-bearing demand deposits	9,862,478			9,867,006			10,423,237
Total Deposits and Borrowings	40,450,796		2.42	40,259,839		2.56	38,542,719		2.14
Other liabilities	939,139			985,545			984,446
Total Liabilities	41,389,935			41,245,384			39,527,165
Stockholders' Equity	6,278,886			6,170,654			5,956,871
Total Liabilities and Stockholders' Equity	$47,668,821			$47,416,038			$45,484,036
Net Interest Earning Assets	$12,078,588			$11,914,493			$12,378,060
Net Interest Income (FTE) (2)		325,147			326,259			326,906
Tax Equivalent Adjustment		(2,931)			(2,930)			(2,881)
Net Interest Income		$322,216			$323,329			$324,025
Net Interest Spread			2.14%			2.12%			2.32%
Net Interest Margin (2)			3.04%			3.08%			3.21%

(1)	The average balances and yields earned on securities are based on historical cost.
(2)	The interest income amounts are reflected on an FTE basis (non-GAAP), which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%. The yield on earning assets and the net interest margin are presented on an FTE basis (non-GAAP).
(3)	Average loans and leases consist of average total loans, including non-accrual loans, less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES	Twelve Months Ended December 31,
(Dollars in thousands)	2024			2023
(Unaudited)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,016,253	$42,894	4.22%	$1,053,176	$40,860	3.88%
Taxable investment securities (1)	6,189,126	194,815	3.15	6,099,052	148,374	2.43
Tax-exempt investment securities (1) (2)	1,027,913	35,453	3.45	1,052,416	36,476	3.46
Loans held for sale	213,210	16,469	7.72	131,985	9,496	7.19
Loans and leases (2) (3)	33,320,176	1,974,205	5.92	31,372,574	1,749,786	5.58
Total Interest Earning Assets (2)	41,766,678	2,263,836	5.42	39,709,203	1,984,992	5.00
Cash and due from banks	400,194			435,271
Allowance for credit losses	(419,291)			(409,342)
Premises and equipment	493,820			456,844
Other assets	4,571,166			4,417,627
Total Assets	$46,812,567			$44,609,603
Liabilities
Deposits:
Interest-bearing demand	$15,204,358	416,860	2.74	$14,296,571	283,914	1.99
Savings	3,314,905	39,926	1.20	3,766,920	37,338	0.99
Certificates and other time	6,929,342	297,183	4.29	5,176,674	173,680	3.36
Total interest-bearing deposits	25,448,605	753,969	2.96	23,240,165	494,932	2.13
Short-term borrowings	2,057,597	99,055	4.80	2,075,751	77,883	3.75
Long-term borrowings	2,292,523	118,683	5.18	1,685,554	83,332	4.94
Total Interest-Bearing Liabilities	29,798,725	971,707	3.26	27,001,470	656,147	2.43
Non-interest-bearing demand deposits	9,897,298			10,900,280
Total Deposits and Borrowings	39,696,023		2.45	37,901,750		1.73
Other liabilities	984,198			856,771
Total Liabilities	40,680,221			38,758,521
Stockholders' Equity	6,132,346			5,851,082
Total Liabilities and Stockholders' Equity	$46,812,567			$44,609,603
Net Interest Earning Assets	$11,967,953			$12,707,733
Net Interest Income (FTE) (2)		1,292,129			1,328,845
Tax Equivalent Adjustment		(11,686)			(12,341)
Net Interest Income		$1,280,443			$1,316,504
Net Interest Spread			2.16%			2.57%
Net Interest Margin (2)			3.09%			3.35%

(1)	The average balances and yields earned on securities are based on historical cost.
(2)	The interest income amounts are reflected on an FTE basis (non-GAAP), which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%. The yield on earning assets and the net interest margin are presented on an FTE basis (non-GAAP).
(3)	Average loans and leases consist of average total loans, including non-accrual loans, less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Twelve Months Ended December 31,
	4Q24	3Q24	4Q23	2024	2023
Performance Ratios
Return on average equity	6.96%	7.10%	3.37%	7.59%	8.29%
Return on average tangible equity (1)	12.02	12.43	6.35	13.33	15.20
Return on average tangible common equity (1)	12.02	12.43	6.31	13.21	15.45
Return on average assets	0.92	0.92	0.44	0.99	1.09
Return on average tangible assets (1)	1.00	1.01	0.50	1.08	1.19
Net interest margin (FTE) (2)	3.04	3.08	3.21	3.09	3.35
Yield on earning assets (FTE) (2)	5.34	5.51	5.25	5.42	5.00
Cost of interest-bearing deposits	3.00	3.08	2.65	2.96	2.13
Cost of interest-bearing liabilities	3.20	3.39	2.93	3.26	2.43
Cost of funds	2.42	2.56	2.14	2.45	1.73
Efficiency ratio (1)	56.88	55.16	52.51	55.61	51.19
Effective tax rate	(6.99)	21.44	13.08	16.27	16.93
Capital Ratios
Equity / assets (period end)	12.96	13.02	13.11
Common equity / assets (period end)	12.96	13.02	12.88
Common equity tier 1 (3)	10.6	10.4	10.0
Leverage ratio	8.74	8.63	8.72
Tangible common equity / tangible assets (period end) (1)	8.18	8.17	7.79
Common Stock Data
Average diluted common shares outstanding	362,798,389	362,425,528	362,284,599	362,637,604	362,897,806
Period end common shares outstanding	359,615,657	359,585,544	358,829,417
Book value per common share	$17.52	$17.38	$16.56
Tangible book value per common share (1)	10.49	10.33	9.47
Dividend payout ratio (common)	39.67%	39.58%	89.32%	38.03%	36.51%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
December 31, 2024 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				4Q24	4Q24
	4Q24	3Q24	4Q23	3Q24	4Q23
Balances at period end
Loans and Leases:
Commercial real estate (1)	$12,705	$12,812	$12,305	(0.8)	3.3
Commercial and industrial	7,550	7,541	7,482	0.1	0.9
Commercial leases	765	709	599	7.9	27.7
Other	144	120	110	20.0	30.9
Commercial loans and leases	21,164	21,182	20,496	(0.1)	3.3
Direct installment	2,676	2,693	2,741	(0.6)	(2.4)
Residential mortgages	7,986	7,789	6,640	2.5	20.3
Indirect installment	739	706	1,149	4.7	(35.7)
Consumer LOC	1,374	1,347	1,297	2.0	5.9
Consumer loans	12,775	12,535	11,827	1.9	8.0
Total loans and leases	$33,939	$33,717	$32,323	0.7	5.0
Note: Loans held for sale were $218, $193 and $488 at 4Q24, 3Q24, and 4Q23, respectively.
(1) Commercial real estate is made up of 71% non-owner occupied and 29% owner-occupied at December 31, 2024.
				% Variance
Average balances				4Q24	4Q24	For the Twelve Months Ended December 31,		%
Loans and Leases:	4Q24	3Q24	4Q23	3Q24	4Q23	2024	2023	Var.
Commercial real estate	$12,765	$12,760	$11,971	—	6.6	$12,614	$11,747	7.4
Commercial and industrial	7,545	7,569	7,472	(0.3)	1.0	7,503	7,314	2.6
Commercial leases	717	688	642	4.2	11.6	681	599	13.7
Other	146	141	143	4.1	2.7	141	140	0.5
Commercial loans and leases	21,174	21,158	20,228	0.1	4.7	20,938	19,799	5.8
Direct installment	2,686	2,693	2,746	(0.3)	(2.2)	2,702	2,748	(1.7)
Residential mortgages	7,896	7,624	6,529	3.6	20.9	7,353	6,008	22.4
Indirect installment	719	999	1,467	(28.1)	(51.0)	1,005	1,516	(33.7)
Consumer LOC	1,357	1,329	1,299	2.1	4.5	1,321	1,301	1.5
Consumer loans	12,657	12,645	12,040	0.1	5.1	12,382	11,573	7.0
Total loans and leases	$33,830	$33,803	$32,268	0.1	4.8	$33,320	$31,373	6.2

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				4Q24	4Q24
Asset Quality Data	4Q24	3Q24	4Q23	3Q24	4Q23
Non-Performing Assets
Non-performing loans	$159	$129	$107	23.3	48.6
Other real estate owned (OREO)	3	2	3	50.0	—
Non-performing assets	$162	$131	$110	23.7	47.3
Non-performing loans / total loans and leases	0.47%	0.38%	0.33%
Non-performing assets plus 90+ days past due / total loans and leases plus OREO	0.52	0.43	0.38
Delinquency
Loans 30-89 days past due	$108	$124	$107	(12.9)	0.9
Loans 90+ days past due	14	12	12	16.7	16.7
Non-accrual loans	159	129	107	23.3	48.6
Past due and non-accrual loans	$281	$265	$226	6.0	24.3
Past due and non-accrual loans / total loans and leases	0.83%	0.79%	0.70%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				4Q24	4Q24	For the Twelve Months Ended December 31,		%
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	4Q24	3Q24	4Q23	3Q24	4Q23	2024	2023	Var.
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$420.2	$418.8	$400.6	0.3	4.9	$405.6	$401.7	1.0
Provision for credit losses	23.2	22.9	13.1	1.7	77.4	79.9	71.6	11.6
Net loan (charge-offs) / recoveries	(20.6)	(21.5)	(8.2)	(4.0)	152.3	(62.7)	(67.8)	(7.5)
Allowance for credit losses on loans and leases	$422.8	$420.2	$405.6	0.6	4.3	$422.8	$405.6	4.3
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$22.4	$21.8	$21.3	2.8	4.9	$21.5	$21.4	0.5
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	(1.0)	0.6	0.2	(261.1)	(669.4)	(0.1)	0.1	(199.0)
Allowance for unfunded loan commitments	$21.4	$22.4	$21.5	(4.3)	(0.5)	$21.4	$21.5	(0.5)
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$444.2	$442.5	$427.0	0.4	4.0	$444.2	$427.0	4.0
Allowance for credit losses on loans and leases / total loans and leases	1.25%	1.25%	1.25%
Allowance for credit losses on loans and leases / total non-performing loans	265.0	326.7	378.5
Net loan charge-offs (annualized) / total average loans and leases	0.24	0.25	0.10			0.19%	0.22%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				4Q24	4Q24	For the Twelve Months Ended December 31,		%
	4Q24	3Q24	4Q23	3Q24	4Q23	2024	2023	Var.
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$109,861	$110,103	$48,662			$459,327	$476,810
Preferred dividend at redemption	—	—	—			3,995	—
Merger-related expense	—	—	—			—	2,215
Tax benefit of merger-related expense	—	—	—			—	(465)
Branch consolidation costs	—	—	—			1,194	—
Tax benefit of branch consolidation costs	—	—	—			(251)	—
FDIC special assessment	—	—	29,938			5,212	29,938
Tax benefit of FDIC special assessment	—	—	(6,287)			(1,095)	(6,287)
Realized loss on investment securities restructuring	33,980	—	67,354			33,980	67,354
Tax benefit of realized loss on investment securities restructuring	(7,136)	—	(14,144)			(7,136)	(14,144)
Software impairment	—	3,690	—			3,690	—
Tax benefit of software impairment	—	(775)	—			(775)	—
Loss related to indirect auto loan sales	—	11,572	16,687			8,969	16,687
Tax benefit of loss related to indirect auto loan sales	—	(2,430)	(3,504)			(1,883)	(3,504)
Operating net income available to common stockholders (non-GAAP)	$136,705	$122,160	$138,706	11.9	(1.4)	$505,227	$568,604	(11.1)

Operating earnings per diluted common share:
Earnings per diluted common share	$0.30	$0.30	$0.13			$1.27	$1.31
Preferred dividend at redemption	—	—	—			0.01	—
Merger-related expense	—	—	—			—	0.01
Tax benefit of merger-related expense	—	—	—			—	—
Branch consolidation costs	—	—	—			—	—
Tax benefit of branch consolidation costs	—	—	—			—	—
FDIC special assessment	—	—	0.08			0.01	0.08
Tax benefit of FDIC special assessment	—	—	(0.02)			—	(0.02)
Realized loss on investment securities restructuring	0.09	—	0.19			0.09	0.19
Tax benefit of realized loss on investment securities restructuring	(0.02)	—	(0.04)			(0.02)	(0.04)
Software impairment	—	0.01	—			0.01	—
Tax benefit of software impairment	—	—	—			—	—
Loss related to indirect auto loan sales	—	0.03	0.05			0.02	0.05
Tax benefit of loss related to indirect auto loan sales	—	(0.01)	(0.01)			(0.01)	(0.01)
Operating earnings per diluted common share (non-GAAP)	$0.38	$0.34	$0.38	11.8	—	$1.39	$1.57	(11.5)

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q24	3Q24	4Q23	2024	2023
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$437,056	$438,019	$201,041	$465,332	$484,851
Amortization of intangibles, net of tax (annualized)	13,506	13,753	15,399	13,821	15,892
Tangible net income (annualized) (non-GAAP)	$450,562	$451,772	$216,440	$479,153	$500,743

Average total stockholders' equity	$6,278,886	$6,170,654	$5,956,871	$6,132,346	$5,851,082
Less: Average intangible assets (1)	(2,531,690)	(2,535,769)	(2,548,725)	(2,537,778)	(2,556,119)
Average tangible stockholders' equity (non-GAAP)	$3,747,196	$3,634,885	$3,408,146	$3,594,568	$3,294,963

Return on average tangible equity (non-GAAP)	12.02%	12.43%	6.35%	13.33%	15.20%

Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$437,056	$438,019	$193,062	$459,327	$476,810
Amortization of intangibles, net of tax (annualized)	13,506	13,753	15,399	13,821	15,892
Tangible net income available to common stockholders (annualized) (non-GAAP)	$450,562	$451,772	$208,461	$473,148	$492,702

Average total stockholders' equity	$6,278,886	$6,170,654	$5,956,871	$6,132,346	$5,851,082
Less: Average preferred stockholders' equity	—	—	(106,882)	(13,141)	(106,882)
Less: Average intangible assets (1)	(2,531,690)	(2,535,769)	(2,548,725)	(2,537,778)	(2,556,119)
Average tangible common equity (non-GAAP)	$3,747,196	$3,634,885	$3,301,264	$3,581,427	$3,188,081

Return on average tangible common equity (non-GAAP)	12.02%	12.43%	6.31%	13.21%	15.45%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q24	3Q24	4Q23	2024	2023
Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$543,848	$485,984	$550,301	$505,227	$568,604
Amortization of intangibles, net of tax (annualized)	13,506	13,753	15,399	13,821	15,892
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$557,354	$499,737	$565,700	$519,048	$584,496

Average total stockholders' equity	$6,278,886	$6,170,654	$5,956,871	$6,132,346	$5,851,082
Less: Average preferred stockholders' equity	—	—	(106,882)	(13,141)	(106,882)
Less: Average intangible assets (1)	(2,531,690)	(2,535,769)	(2,548,725)	(2,537,778)	(2,556,119)
Average tangible common equity (non-GAAP)	$3,747,196	$3,634,885	$3,301,264	$3,581,427	$3,188,081

Operating return on average tangible common equity (non-GAAP)	14.87%	13.75%	17.14%	14.49%	18.33%

Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$437,056	$438,019	$201,041	$465,332	$484,851
Amortization of intangibles, net of tax (annualized)	13,506	13,753	15,399	13,821	15,892
Tangible net income (annualized) (non-GAAP)	$450,562	$451,772	$216,440	$479,153	$500,743

Average total assets	$47,668,821	$47,416,038	$45,484,036	$46,812,567	$44,609,603
Less: Average intangible assets (1)	(2,531,690)	(2,535,769)	(2,548,725)	(2,537,778)	(2,556,119)
Average tangible assets (non-GAAP)	$45,137,131	$44,880,269	$42,935,311	$44,274,789	$42,053,484

Return on average tangible assets (non-GAAP)	1.00%	1.01%	0.50%	1.08%	1.19%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
	4Q24	3Q24	4Q23
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$6,301,650	$6,248,456	$6,049,969
Less: Preferred stockholders' equity	—	—	(106,882)
Less: Intangible assets (1)	(2,529,558)	(2,533,856)	(2,546,353)
Tangible common equity (non-GAAP)	$3,772,092	$3,714,600	$3,396,734

Common shares outstanding	359,615,657	359,585,544	358,829,417

Tangible book value per common share (non-GAAP)	$10.49	$10.33	$9.47

Tangible common equity to tangible assets:
(Dollars in thousands)
Total stockholders' equity	$6,301,650	$6,248,456	$6,049,969
Less: Preferred stockholders' equity	—	—	(106,882)
Less: Intangible assets (1)	(2,529,558)	(2,533,856)	(2,546,353)
Tangible common equity (non-GAAP)	$3,772,092	$3,714,600	$3,396,734

Total assets	$48,624,985	$47,975,574	$46,157,693
Less: Intangible assets (1)	(2,529,558)	(2,533,856)	(2,546,353)
Tangible assets (non-GAAP)	$46,095,427	$45,441,718	$43,611,340

Tangible common equity to tangible assets (non-GAAP)	8.18%	8.17%	7.79%

				For the Twelve Months Ended December 31,
	4Q24	3Q24	4Q23	2024	2023
Operating non-interest income
(dollars in thousands)
Non-interest income	$50,923	$89,688	$13,083	$316,395	$254,332
Realized loss on investment securities restructuring	33,980	—	67,354	33,980	67,354
Operating non-interest income (non-GAAP)	$84,903	$89,688	$80,437	$350,375	$321,686

	4Q24	3Q24	4Q23
Operating non-interest expense
(dollars in thousands)
Non-interest expense	$248,200	$249,431	$265,566
FDIC special assessment	—	—	(29,938)
Software impairment	—	(3,690)	—
Loss related to indirect auto loan sales	—	(11,572)	(16,687)
Operating non-interest expense (non-GAAP)	$248,200	$234,169	$218,941

(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q24	3Q24	4Q23	2024	2023
KEY PERFORMANCE INDICATORS
Pre-provision net revenue:
(Dollars in thousands)
Net interest income	$322,216	$323,329	$324,025	$1,280,443	$1,316,504
Non-interest income	50,923	89,688	13,083	316,395	254,332
Less: Non-interest expense	(248,200)	(249,431)	(265,566)	(961,339)	(915,436)
Pre-provision net revenue (reported) (non-GAAP)	$124,939	$163,586	$71,542	$635,499	$655,400
Pre-provision net revenue (reported) (annualized) (non-GAAP)	$497,039	$650,789	$283,835	$635,499	$655,400
Adjustments:
Add: Realized loss on investment securities restructuring (non-interest income)	33,980	—	67,354	33,980	67,354
Add: Merger-related expense (non-interest expense)	—	—	—	—	2,215
Add: Branch consolidation costs (non-interest expense)	—	—	—	1,194	—
Add: FDIC special assessment (non-interest expense)	—	—	29,938	5,212	29,938
Add: Software impairment (non-interest expense)	—	3,690	—	3,690	—
Add: Loss related to indirect auto loan sales (non-interest expense)	—	11,572	16,687	8,969	16,687
Add: Tax credit-related impairment project (non-interest expense)	10,397	—	—	10,397	—
Operating pre-provision net revenue (non-GAAP)	$169,316	$178,848	$185,521	$698,941	$771,594
Operating pre-provision net revenue (annualized) (non-GAAP)	$673,583	$711,505	$736,034	$698,941	$771,594

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$248,200	$249,431	$265,566	$961,339	$915,436
Less: Amortization of intangibles	(4,298)	(4,376)	(4,913)	(17,495)	(20,116)
Less: OREO expense	(252)	(354)	(149)	(996)	(1,515)
Less: Merger-related expense	—	—	—	—	(2,215)
Less: Branch consolidation costs	—	—	—	(1,194)	—
Less: FDIC special assessment	—	—	(29,938)	(5,212)	(29,938)
Less: Software impairment	—	(3,690)	—	(3,690)	—
Less: Loss related to indirect auto loan sales	—	(11,572)	(16,687)	(8,969)	(16,687)
Less: Tax credit-related project impairment	(10,397)	—	—	(10,397)	—
Adjusted non-interest expense	$233,253	$229,439	$213,879	$913,386	$844,965

Net interest income	$322,216	$323,329	$324,025	$1,280,443	$1,316,504
Taxable equivalent adjustment	2,931	2,930	2,881	11,686	12,341
Non-interest income	50,923	89,688	13,083	316,395	254,332
Less: Net securities losses (gains)	33,980	28	67,354	34,011	67,432
Adjusted net interest income (FTE) + non-interest income	$410,050	$415,975	$407,343	$1,642,535	$1,650,609

Efficiency ratio (FTE) (non-GAAP)	56.88%	55.16%	52.51%	55.61%	51.19%